EXHIBIT  5


                   OPINION OF SALVO, RUSSELL, FICHTER & LANDAU






                                 January  3,  2003

Board  of  Directors
WorldWater  Corp.
55  Route  31  South
Pennington,  NJ  08534


                       Registration Statement on Form SB-2
                                WorldWater Corp.

Gentlemen:

We are counsel for WorldWater Corp., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on January 3, 2003, for the resale of up to 10, 286,430 shares of common stock, $.001 par value, of the Company by selling stockholders (the "Shares").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based  upon  the  foregoing,  it  is  our  opinion  that:

The Shares, including shares of common stock to be issued upon the conversion of certain shares of preferred stock and debentures and the exercise of certain warrants, as covered by the Registration Statement and registered on behalf of certain selling shareholders, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Company's registration statement.

                   Very  truly  yours,


                   /s/  Salvo,  Russell,  Fichter  &  Landau
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